Filed under Rule 424(b)(2), Registration Statement No. 333-180488

Preliminary Pricing Supplement No. 12 - Dated Monday, November 3, 2014 (To Prospectus Supplement Dated July 16, 2014 To Prospectus Dated March 30, 2012)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
06050WGN9	[]	100.000%	3.000%	[]	Fixed	4.050% (Per Annum)	Semi-Annual	11/15/2039	05/15/2015	$20.36	Yes	Senior Unsecured Notes
Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC   Agents: Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Wells Fargo Advisors, LLC

Bank of America

Offering Dates: Monday, November 3, 2014 through Monday, November 10, 2014

Trade Date: Monday, November 10, 2014 @ 12:00 PM ET

Settlement Date: Friday, November 14, 2014

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book-Entry only

DTC Number 0235 via RBC Dain Rauscher Inc.

												Bank of America InterNotes Prospectus Supplement Dated 7-16-14 to Prospectus Dated 3-30-12

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.